UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant [	]

Check the appropriate box:

[	]	Preliminary Proxy Statement
[	]	Confidential, for Use of the Commission Only

(as permitted by Rule 14a-6(e)(2))

[	]	Definitive Proxy Statement
[ X]		Definitive Additional Materials
[	]	Soliciting Material Pursuant to Section 240.14a-12

WELLS FARGO FUNDS TRUST

Payment of Filing Fee (Check the appropriate box):

[ X ]	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid

:

King Mutual Fund Services

Telephone Script

WELLS FARGO ADVANTAGE FUNDS

Introduction

Hello, Mr./Mrs. (Shareholder). My name is ___________, calling on behalf of Wells Fargo Advantage Funds to follow up on a recent mailing of proxy materials that you should have received as a shareholder of the Wells Fargo Advantage Outlook Funds. Have you received the materials for the special shareholder meeting scheduled for June 12, 2006?

IF NO Help the shareholder obtain the material he/she requires. If a non-objecting beneficial owner (NOBO), give him/her the 800 number and have him/her call back when he/she receives it. If the shareholder is registered, we will send the materials directly. In either case, make sure that the address is correct, make any necessary corrections, and code the disposition as “14” or “15”.

IF YES The Board of Trustees of Wells Fargo Advantage Funds is asking you to consider three proposals that the Board has studied carefully and that they recommend you vote in favor of. For your convenience, I can record your vote over the telephone right now. It only takes about 60 seconds. Is this okay with you?

IF YES Do you have any questions before we proceed?

Take time to answer all questions carefully. Do not give advice. Remind the shareholder that the Board of Trustees of Wells Fargo Advantage Funds has recommended that shareholders vote in favor of the proposals. Most questions can be addressed by referring to the proxy statement and reading the appropriate sections.

Here is how we will proceed. The call will be recorded. I will ask you for your name, your address, and ONLY the last four digits of your Social Security number (or tax identification number, if shares are registered to an entity). Finally, I will confirm that you have received the proxy materials and take your vote. You will receive a letter in the mail that confirms your vote and that will tell you how to make any changes, if you wish. Are you ready?

IF NO Do you have any questions that I may answer about this proxy for you?

Take time to answer all questions carefully. Do not give advice. Remind the shareholder that the Board of Trustees of Wells Fargo Advantage Funds has recommended that shareholders vote in favor of the proposals. Most questions can be addressed by referring to the proxy statement and reading the appropriate sections

At your earliest convenience, please vote by signing and dating the proxy card you received and returning it in the envelope provided. If you prefer, you can also vote online or by touch-tone telephone by following the instructions in your mailing information. Proxy votes must be received prior to the June 12, 2006, meeting. I could save you some time by taking your voting instructions now. Are you sure that you do not want to take advantage of voting your shares right now over the phone?

Begin the Vote

First, I’ll reintroduce myself. My name is __________, calling from D.F. King & Co., Inc., on behalf of Wells Fargo Advantage Funds. Today’s date is __________, and the time is __________.

May I please have your full name? (If shareholder is an entity, ask:) May I please have your title? Can you confirm that you are authorized to direct the voting of these Wells Fargo Advantage Outlook Funds shares?

May I please have your address?

May I have the last four digits of your Social Security number? (If shareholder is an entity, ask for tax identification number.)

Input the last four digits of the Social Security number. You may not proceed without this information. If the shareholder refuses to give this information, explain that it is for security purposes only, to ensure that only the proper person can vote his or her shares. If the shareholder continues to resist, however, you have no choice but to politely end the call.

Have you received the proxy materials?

Actual Voting

The Board of Trustees of Wells Fargo Advantage Funds is asking you to consider three proposals that the Board has studied carefully. The Board recommends that you vote in favor of the proposals. Would you like to vote in favor of the proposals as recommended by the Board?

If you are required to read the proposal individually, end each proposal by saying, “The Board recommends that you vote in favor. How would you like to vote?” For most proposals, the valid responses are

F = For proposal.

A = Against proposal.

B = Abstain.

Closing

I have recorded your votes. You have voted __________. Is that correct? As your voting agent, I will execute a written proxy in accordance with your instructions and forward it to the Fund. In the next 72 hours, we will mail a letter to you by first-class mail to confirm your vote. If you wish to change your vote for any reason, please call us at the phone number listed in the letter. Thank you for your time.

Wells Fargo Advantage Funds

Answering Machine Message

Hello, this message is regarding your investment in the Wells Fargo Advantage Outlook Funds. You should have recently received proxy materials in the mail concerning the Special Shareholder Meeting to be held on June 12, 2006.

After reviewing the mailing information and at your earliest convenience, please sign, date, and return the proxy card in the postage-paid envelope provided. If you prefer, you can also vote online or by touch-tone telephone by following the instructions included in the mailing information. Proxy votes must be received prior to the June 12, 2006, meeting.

If you have any questions regarding the proxy information that you are being asked to consider or if you would like to vote with one of our proxy specialists, please call our proxy solicitor D.F. King & Co., Inc., at 1-800-714-3305.

Thank you for your consideration.